Key Energy Group, Inc.
                          Two Tower Center, 20th Floor
                           East Brunswick, New Jersey



                                October 20, 1998

Joseph B. Eustace
1305 281 South
Pleasanton, Texas 78064


                              EMPLOYMENT AGREEMENT
                               (this"Agreement")

Dear Joe:

Key Energy Group, Inc., a Maryland corporation (the "Company"), with its principal offices at the address set forth above, and you, an individual with your home address set forth above, agree as follows:

1. Employment; Term. The Company agrees to employ you, and you agree to devote your full time and best efforts to serve as the President of the Gulf Coast Division of the Company. Your employment will commence effective as of the date hereof and continue until this Agreement is terminated in accordance with
Section 3 hereof.

2. Salary; Expenses; Benefits. From the date hereof until this Agreement is terminated in accordance with Section 3 hereof, the Company will pay a salary to you at the annual rate of $140,000 per year (the "Base Salary"), payable in substantially equal installments in accordance with the Company's existing payroll practices, but no less frequently than monthly. You will be reimbursed by the Company for reasonable travel, lodging, meal and other expenses incurred by you in connection with performing your services hereunder in accordance with the Company's policies from time to time in effect. From the date hereof until this Agreement is terminated in accordance with Section 3 hereof, you will be entitled to such benefits, including, without limitation, group medical and dental , accident and disability insurance, retirement plans and supplemental and excess retirement benefits as the Company may provide from time to time for its similarly situated management personnel.

3. Termination. Either you or the Company may terminate this Agreement at any time for any reason by providing the other party at least 30 days' written notice of such party's intent to so terminate. After the date of termination, the Company shall have no further obligation to you other than for any salary or expense reimbursement payments owed to you under Section 2 hereof through the date of termination.

4.  Limitation  on  Competition.  From the date hereof  until this  Agreement is terminated in accordance with Section 3 hereof, you shall not, directly or indirectly, without the prior written consent of the Company, participate or engage in, whether as a director, officer, employee, advisor, consultant, stockholder, partner, joint venturer, owner or in any other capacity, any business engaged in the business of furnishing oilfield services (a "Competing Enterprise") anywhere in the continental United States, Argentina or any other geographic region in which the Company (including its subsidiaries and affiliates) conducts its business from time to time; provided, however, that you shall not be deemed to be participating or engaging in any such business solely by virtue of your ownership of not more than five percent of any class of stock or other securities which is publicly traded on a national securities exchange or in a recognized over-the-counter market; and, for that same period of time, you shall not, directly or indirectly, solicit, raid, entice or otherwise induce any employee of the Company or any of its subsidiaries to be employed by a Competing Enterprise.

If this Agreement correctly sets forth your understanding of the agreement between the Company and you, please indicate your agreement hereto by signing this Agreement in the space for that purpose below.

KEY ENERGY GROUP, INC.

By:
Name:
Title:


ACCEPTED AND AGREED
as of the date first written above:



Joseph B. Eustace